[LOGO]

     Mr G.C.A. SMEETS                                  Mr J.W.M. THESSELING

                                   NOTARISSEN

                                     CURACAO

                              NEDERLANDSE ANTILLEN

                      SMEETS THESSELING VAN BOKHORST SPIGT

     CURACAO                        NEW YORK                       BRUSSEL


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IRG/MC

On this, twenty-seventh day of November nineteenhundred and ninety-six, came and appeared before me, Gerard Christoffel Antonius Smeets, civil-law notary on
Curacao:

1. Misses ISELINE RUFINA GOUVERNEUR, a notarial candidate, residing at Curacao, acting as a proxy in writing on behalf of:

     a.   STATIA TERMINALS N.V.;

     b.   STATIA LABORATORY SERVICES N.V. ("Statia Laboratory");

     c.   BICEN DEVELOPMENT CORPORATION N.V.,

          all corporations organized under the Laws of the Netherlands Antilles, established at Sint Eustatius,

     d. SARA TRUST COMPANY N.V., a corporation organized under the laws of the Netherlands Antilles, established at Statia;

          hereinafter jointly as well as severally referred to as the "Mortgagors";

2. Mister ROBERT THOMAS MIRCK, a notarial candidate, residing at Curacao in these presents acting as authorized representative of Marine Midland Bank, New York Branch, a New York banking corporation and trust company, having its registered office at 140 Broadway, 12th floor, New York, New York 10005, United States of America, hereinafter referred to as the "Mortgagee".

The said proxy of the appearer sub 1 is evidenced by one notarial power of attorney, which, after having been authenticated according to the law, will be attached to this deed.

The appearers, acting as aforementioned, declared as follows:


                                    RECITALS:

1. Each of the Mortgagors other than Statia Laboratory is owner of the property as described at the end of this document. Statia Laboratory is the owner and holder of the property right to construct and to legally own constructions and improvements (in Dutch: recht van opstal), as further specified at the end of this deed.

2. Mortgagors, Mortgagee and certain subsidiaries of Mortgagors are, comptemporaneously with the execution and delivery of this Mortgage, entering into a certain indenture (as amended from time to time, the "Indenture"), dated as of November 27, 1996 and which Indenture is considered to be part of this Mortgage, pursuant to which Statia Terminals International N.V. ("Statia International") and Statia Terminals Canada, Incorporated ("Statia Canada", together with Statia International collectively, the "Issuers") are issuing 11 3/4% first mortgage notes due 2003 (the "First Mortgage Notes"). It is contemplated that each of the Issuers Mortgagor may, after the date hereof, issue exchange notes pursuant to the Indenture (the "Exchange Notes"; together with the First Mortgage Notes Seniors Secured Notes, the "Notes"), and incur certain

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they shall (i) pay to Mortgagee (as and when due by the Mortgagors in accordance with the provisions of the applicable Secured Instrument) all amounts of money due and payable to the holders of the Notes and to the holders of the Additional Secured Indebtedness under their respective Secured Instruments, in order to permit Mortgagors to make the payments required of them under the applicable Secured Instrument, as and when due, to the holders of the Notes and to the holders of Additional Secured Indebtedness in accordance with their respective Secured Instruments. The agreements, covenants and obligations of Mortgagors set forth in the immediately preceding sentence shall hereinafter be referred to as the "Debtholder Obligations". It is the intention of the parties that the Debtholder Obligations shall be identical and equal to the obligations of Mortgagors to the holders of the Notes and to the holders of Additional Secured Indebtedness under their respective Secured Instruments.

The Mortgagors and the Mortgagee agree and acknowledge that the Debtholder Obligations are obligations and liabilities of the Mortgagor to the Mortgagee as trustee, paying agent, separate and independent from and without prejudice to the liabilities which the Mortgagors have or may have to the holders of the Notes and to the holders of the Additional Secured Indebtedness, provided that the total amount due and payable under the Debtholder Obligations shall be decreased to the extent that the Mortgagors shall have paid any amounts to the Mortgagee, which are due, payable and owing to any holder of the Notes and any holder of Additional Secured Indebtedness in accordance with their respective Secured Instruments.

The relationship of the holders of the Notes, the holders of Additional Secured Indebtedness and the Mortgagee are or will be, as the case may be, governed by the Indenture and the Intercreditor Agreement, which is or will be, as the case may be, governed by and construed in accordance with the laws of the State of New York, United States of America.

SECTION 1.1 Payment and Performance.

Each Mortgagor shall pay as and when the same shall become due, whether at its stated maturity, by acceleration or otherwise, each and every amount payable by any Mortgagor in respect of the Secured Obligations and shall perform, at or prior to the time such performance shall be due, all other obligations of any Mortgagor which constitute Secured Obligations.

SECTION 1.2 Authority and Validity.

Mortgagors represent, warrant and covenant that (i) Mortgagors are duly authorized to execute and deliver this Mortgage, the Notes, the Guarantee, the Indenture and the other documents evidencing or securing the Secured Obligations (this Mortgage, the Notes, the Guarantee and such other documents, collectively, the "Indenture Documents"), and all corporate and governmental actions, consents, authorizations and approvals necessary or required therefor have been duly and effectively taken and obtained, (ii) this Mortgage and the other Indenture Documents are legal, valid, binding and enforceable obligations of Mortgagors, (iii) Mortgagors have the full

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power and lawful authority to execute and deliver this Mortgage and the other
Indenture Documents and to mortgage the Mortgaged Property as contemplated herein.

SECTION 1.3 Good Title.

1.3.1 Mortgagors (other than Statia Laboratory) represent, warrant and covenant that (i) Mortgagors have good and marketable fee simple title to the Mortgaged Property.

1.3.2 Statia Laboratory represents, warrants and covenants that it owns the property right to construct and to legally own constructions and improvements (in Dutch: "recht van opstal") and has good and marketable title to all other properties constituting the Mortgaged Property. Mortgagors will keep in effect all material rights and appurtenances to or that constitute a part of the Mortgaged Property which are necessary for the conduct of Mortgagor's business at the Mortgaged Property.

1.3.3 Mortgagors will protect, preserve and defend their interest in the Mortgaged Property and title thereto.

1.3.4 Mortgagors will comply with each of the terms, conditions and provisions of any obligation of Mortgagors which is secured by the Mortgaged Property or the noncompliance with which could reasonably be expected to result in the imposition of a Lien on the Mortgaged Property.


1.3.5 Mortgagors will appear and defend the Lien and security rights created and evidenced hereby and the validity and priority of this Mortgage in any action or proceeding affecting or purporting to affect the Mortgaged Property or any of the rights of Mortgagee hereunder.

1.3.6 This Mortgage creates and constitutes a valid and enforceable first Lien on the Mortgaged Property, and a security right on the Mortgaged Property, which first Lien and security right are and will be subject only to Prior Liens (but not to extensions or replacements of Prior Liens) Mortgagors shall warrant and defend to Mortgagee and all its successors and assigns such title and the validity and priority of the Lien and security rights created and evidenced hereby against the claims of all Persons.

1.3.7 There has been issued and there remains in effect each and every certificate of occupancy or use or other Permit currently required for the existing use and occupancy by Mortgagor and its tenants of the Mortgaged Property.

1.3.8 The Mortgaged Property complies in all respects with all local zoning, land use, setback or other development and use requirements of Governmental Authorities (as hereinafter defined).

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SECTION 1.4 Recording Documentation to assure Security interest: Fees and
Expenses.

Each Mortgagor shall, forthwith after the execution and delivery of this Mortgage and thereafter, register and record this Mortgage in such manner and in such places as may be required by a present or future Netherlands Antilles law.

Each Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance arising out of or in connection with the execution and delivery of such instruments.

Each Mortgagor shall, at its sole cost and expense, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably request to assure, convey, assign, mortgage, transfer and confirm unto Mortgagee the property and rights hereby conveyed or assigned, or which any Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee or which may facilitate the performance of the terms of this Mortgage or the filing, registering or recording of this Mortgage. In the event any Mortgagor fails to execute any instrument required to be executed by such Mortgagor under this subsection 1.4.2, Mortgagee may execute the same as the attorney-in-fact for such Mortgagor, such power of attorney being irrevocable.


SECTION 1.5 Payment of Taxes, Insurance Premiums, Assessments; Compliance with Law and Insurance Requirements.

1.5.1 Unless contested in accordance with the provisions of subsection 1.5.5 hereof, Mortgagors shall pay and discharge or cause to be paid and discharged, from time to time when the same shall become due, all real estate and other taxes, special assessments, levies, permits, inspection and license fees, all premiums for insurance and all other public charges imposed upon or assessed against the Mortgaged Property or any part thereof or upon the revenues, rents issues, income and profits of the Mortgaged Property, including, without limitation, those arising in respect of the occupancy, use or possession thereof.

1.5.2 Upon the occurrence and during the continuance of an Event of Default, at the written request of Mortgagee, Mortgagors shall deposit with Mortgagee, on the first day of each month, an amount estimated by Mortgagors to be equal to one-twelfth (1/12th) of the annual taxes, assessments and other items required to be discharged by Mortgagors under subsection 1.5.1 and amounts estimated by Mortgagors to be necessary to maintain the insurance coverages contemplated in Section
          1.7. Such amounts shall be held by Mortgagee without interest to Mortgagors and applied to the payment of each obligation in respect of which such amounts

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          were deposited, in such order or priority as Mortgagee shall determine, on or before the date on which such obligation would become delinquent. If at any time the amounts so deposited by Mortgagors shall, in Mortgagee's judgement, be insufficient (when added to the installments anticipated to be paid thereafter) to discharge any of such obligations when due, Mortgagors shall, within five (5) Business Days after demand, deposit with Mortgagee such additional amounts as may be requested by the Mortgagee. Nothing contained in this Section
          1.5. shall affect any right of Mortgagee under any provision of this Mortgage or of any statute or rule of law to pay any such amount from its own funds and to add the amount so paid, together with interest at a rate ("Default Rate") per annum equal to the [2]% in excess of the then highest rate payable under the Notes to the other amounts outstanding in respect of the Secured Obligations or relieve Mortgagors of their obligations to make or provide for the payment of the annual taxes, assessments and other charges required to be discharged by Mortgagors under subsection 1.5.1.

          Mortgagors hereby grant to Mortgagee a security right in all sums held pursuant to this subsection 1.5.2 to secure payment and performance of the Secured Obligations. During the continuance of an Event of Default, Mortgagee may apply all or any part of these sums held pursuant to this subsection 1.5.2 to payment and performance of the Secured Obligations in accordance with Section 6.10 of the Indenture. Mortgagors shall redeposit with Mortgagee an amount equal to all amounts so applied as a condition to the cure, if any, of such Event of Default in addition to fulfillment of any other required conditions; provided, however, that any and all such funds shall be returned to Mortgagors promptly after the Event of Default has been cured.

1.5.3 Unless contested in accordance with the provisions of subsection 1.5.5, Mortgagors shall timely pay, or cause to be paid, all lawful claims and demands of mechanics, materialmen, laborers, employees, suppliers, government agencies administering worker's compensation insurance, old age pensions and social security benefits and all other claims, judgements, demands or amounts of any nature which, if unpaid, or not bonded, would be likely to result in the creation of a Lien on the Mortgaged Property or any part thereof or which would be likely to result in forfeiture of all or any part of the Mortgaged Property.

1.5.4 Mortgagors shall maintain, or cause to be maintained, in full force and effect, all permits, certificates, authorizations, consents, approv-

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          als, licenses, franchises or other instruments now or hereafter required by any federal, state, municipal or local government or quasi-governmental agency or authority (each of the foregoing, a "Governmental Authority") to operate or use and occupy the premises and the equipment for their intended uses (collectively "Permits"; each, a "Permit").

          Mortgagors represents that none of these Permits will be subject to cancellation, forfeiture or any limitation on the scope thereof solely by virtue of the execution of this Mortgage or the foreclosure of the Lien hereof. Unless contested in accordance with the provisions of subsection 1.5.5, Mortgagors shall comply promptly with, or cause prompt compliance with (i) all requirements set forth in the Permits and (ii) all requirements of the Governmental Authority of the Island of Sint Eustatius and the Netherlands Antilles applicable to the Mortgaged Property or the condition, use or occupancy of all or any part thereof or any recorded deed of restriction, declaration, covenant running with the land or otherwise, now or hereafter in force. Mortgagors shall not initiate or consent to any change in the zoning, subdivision or any other use classification of the Mortgaged Property or impair Mortgagee's rights or benefits hereunder, without the prior written consent of Mortgagee.

1.5.5 Mortgagors may at their own expense contest the amount or applicability of any of the obligations described in subsections 1.5.1, 1.5.3 and 1.5.4 by appropriate legal proceedings, prosecution of which operates to prevent the collection or enforcement thereof and the sale or forfeiture of the Mortgaged Property or any part thereof to satisfy such obligations; provided, however, that in connection with such contest, Mortgagors shall have made provision for the payment or performance of such contested obligation on Mortgagors'

          books if and to the extent required by generally accepted accounting principles, or shall have deposited with Mortgagee a sum sufficient to pay and discharge such obligation and Mortgagee's estimate of all interests and penalties related thereto. Notwithstanding the foregoing provisions of this subsection 1.5.5, (i) no contest of any such obligations may be pursued by Mortgagors if such contest would expose Mortgagee, any holder of Notes or any holder of Additional Secured Indebtedness to any possible criminal liability or, unless Mortgagors shall have furnished an Additional Undertaking (as hereinafter defined) therefor satisfactory to Mortgagee, any additional civil liability for failure to comply with such obligations and

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          (ii) if at any time payment or performance of any obligation contested by Mortgagors pursuant to this subsection 1.5.5 shall become necessary to prevent a tax related Lien on the Mortgaged Property or any portion thereof because of nonpayment or nonperformance, Mortgagors shall pay or perform the same in sufficient time to prevent the imposition of such tax related Lien.

1.5.6 Mortgagors shall not in its their use and occupancy of the Mortgaged Property (including, without limitation, in the making of any Alteration) take any action that could be the basis for termination, revocation or denial of any insurance coverage required to be maintained under this Mortgage or that could be the basis for a defense to any claim under any insurance policy maintained in respect of the Mortgaged Property and Mortgagors shall otherwise comply in all respects with the requirements of any insurer that issues a policy of insurance in respect of the Mortgaged Property.

1.5.7 Mortgagors shall, promptly upon receipt of any written notice regarding any failure by Mortgagors to pay or discharge any of the obligations described in subsection 1.5.1, 1.5.3, 1.5.4 or 1.5.6, furnish a copy of such notice to Mortgagee.

SECTION 1.6 Certain Tax Law Changes.

In the event of the passage after the date of this Mortgage of any law changing in any way the laws for the taxation of mortgages or debts secured by mortgages for state or local purposes or the manner of the collection of any such taxes, and imposing a new tax, either directly or indirectly, on this Mortgage, Mortgagee, any Indenture Document or any other document relating to the Secured Obligations, Mortgagors shall promptly pay to Mortgagee such amount or amounts as may be necessary from time to time to pay such tax.

SECTION 1.7 Required Insurance Policies.

1.7.1 Mortgagors shall maintain in respect of the MortgagedProperty the following insurance coverage:

          (i)       Physical hazard insurance on an "all risk" basis covering,

                    without limitation, hazards commonly covered by fire and extended coverage, lightning, windstorm, civil commotion, hail, riot, strike, water damage, sprinkler leakage, collapse and malicious mischief, in an amount equal to the full replacement cost of the Mortgaged Property, with such deductibles as would be maintained by a prudent operator of property similar in use and configuration to the Mortgaged Property and located in the locality where the Mortgaged Property is located. "Full replace-

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                    ment cost" means the Cost of Construction (as hereinafter
                    defined) to replace the Mortgaged Property, exclusive of depreciation, excavation, foundation and footings, as determined from time to time (but not less frequently than once every twelve (12) months) by any Person selected by Mortgagors in consultation with its their insurance company or insurance agent, as appropriate.

          (ii) Comprehensive general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Mortgaged Property and any adjoining streets, sidewalks and passageways and covering any and all claims, including, without limitation, all legal liability, subject to customary exclusions, to the extent insurable, imposed upon Mortgagee and all court costs and attorneys' fees, arising out of or connected with the possession, use, leasing, operation or condition of the Mortgaged Property, with policy limits and deductibles in such amounts as would be maintained by a prudent operator of property similar in use and configuration to the Mortgaged Property and located in the locality where the Mortgaged Property is located;

          (iii) Workers' compensation insurance as required by the laws of the Island of Sint Eustatius, Netherlands Antilles, where the Mortgaged Property is located to protect Mortgagors against claims for injuries sustained in the course of employment at the Mortgaged Property;

          (iv) Explosion insurance in respect of any boilers and similar apparatus located on the Mortgaged Property or comprising the Mortgaged Property, with policy limits and deductibles in such amounts as would be maintained by the prudent operator of property similar in use and configuration to the Mortgaged Property and where the Mortgaged Property is located.

          (v) During the performance of any alterations, renovations, repairs, restorations or construction, broad form Builders Risk Insurance on an all-risk completed value basis;


          (vi) Such other insurance, against such risks and with policy limits and deductibles in such amounts as would

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                    be maintained by a prudent operator of property similar in use and configuration to the Mortgaged Property and located in the locality in which the Mortgaged Property is located;

                    and

          (vii) If the Mortgaged Property is located in an area having special flood hazards, flood insurance in such amounts as would be maintained by a prudent operator of property similar in use and configuration to the Mortgaged Property and where the Mortgaged Property is located.

1.7.2 All insurance policies required by this Section 1.7 shall be in form customarily maintained by a prudent operator of property similar in use and configuration to the Mortgaged Property where the Mortgaged Property is located. All insurance policies in respect of the coverages required by subsections 1.7.1 (i), 1.7.1 (iv), 1.7.1 (v) and, if applicable 1.7.1 (vi) shall be in amounts at least sufficient to prevent coinsurance liability and all losses thereunder shall be payable to Mortgagee, as loss payee pursuant to a standard non-contributory New York mortgagee endorsement or local equivalent, and each such policy shall (i) include effective waivers (whether under the terms of such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and named insured other than Mortgagors and all rights of subrogation against any named insured, and (ii) provide that any losses thereunder shall be payable notwithstanding (a) any act, failure to act, negligence of, or violation or breach of warranties, declarations or conditions contained in such policy by Mortgagors or Mortgagee or any other named insured or loss payee, (b) the occupation or use of the Mortgaged Property for purposes more hazardous than permitted by the terms of the policy, (c) any foreclosure or other proceeding or notice of sale relating to the Mortgaged Property or (d) any change in the title to or ownership or possession of the Mortgaged Property; provided, however, that (with respect to items contemplated in clauses (c) and (d) above) any notice requirements of the applicable policies are satisfied. All insurance policies in respect of the coverage required by subsections 1.7.1 (ii) and, if applicable, 1.7.1 (vi) and 1.7.1
          (vii), shall name Mortgagee as an additional insured. Each policy of insurance required under this Section 1.7 shall provide that it may not be canceled or otherwise terminated without at least thirty (30) days' prior written notice to Mortgagee and shall permit Mortgagee to pay any premium

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          therefor within thirty (30) days after receipt of any notice stating that such premium has not been paid when due. The policy or policies of such insurance or certificates of insurance evidencing the required coverage and all renewals or extensions thereof shall be delivered to Mortgagee. Prior to the occurrence of an Event of Default, settlement of any claim in an amount in excess of US$. 250,000.00 under any of the insurance policies referred to in this Section 1.7 shall require the prior approval of Mortgagee, and Mortgagors shall use its best efforts to cause each such insurance policy to contain a provision to such effect.

          During the continuance of any Event of Default, Mortgagors shall not settle any claim under any of the insurance policies referred to in this Section 1.7 without the prior approval of Mortgagee, which shall not be unreasonably withheld.

1.7.3 At least thirty (30) days prior to the expiration of any insurance policy required by subsection 1.7.1, a policy or policies renewing or extending such expiring policy or renewal or extension certificates or other evidence of renewal or extension shall be delivered to Mortgagee.

1.7.4 Mortgagors shall not purchase separate insurance policies concurrent in form or contributing in the event of loss with those policies required to be maintained under this Section 1.7, unless Mortgagee is included thereon as named insured and, if applicable, with loss payable to Mortgagee under an endorsement containing the provisions described in subsection 1.7.2. Mortgagors promptly shall notify Mortgagee whenever any such separate insurance policy is obtained and promptly shall deliver to Mortgage the policy or certificate evidencing such insurance.

1.7.5 Mortgagors shall, immediately upon receipt of any written notice of any failure by Mortgagors to pay any insurance premium in respect of any insurance policy required to be maintained under this Section 1.7, furnish a copy of such notice to Mortgagee.

1.7.6 Mortgagors shall maintain, or cause to be maintained, the insurance described in this Section 1.7 with primary insurers rated (for claims paying purposes) in one of the two highest generic categories by each Rating Agency (as hereinafter defined). All insurers under policies required hereunder shall be licensed and authorized to issue insurance in Sint Eustatius, Netherlands Antilles.

SECTION 1.8  Failure To Make Certain Payments.

If Mortgagors shall fail to perform any of the covenants contained in this Mortgage including, without limitation, Mortgagors' covenants to (i) pay the premiums in respect

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of all required insurance coverage, (ii) pay taxes and assessments, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of Mortgagors under the Leases, and such failure shall constitute an Event of Default, Mortgagee may, but shall not be obligated to, make advances to perform such covenant on Mortgagors' behalf and all sums so advanced shall be included in the Secured Obligations and shall be secured hereby. Mortgagors shall repay immediately upon demand therefor all sums so advanced by Mortgagee on behalf of Mortgagors, with interest at the Default Rate from and including the date on which such funds were so advanced to the date of repayment thereof. Neither the provisions of this Section 1.8 nor any action taken by Mortgagee pursuant to the provisions of this Section 1.8 shall prevent any such failure to observe any covenant contained in this Mortgage from constituting an Event of Default.

SECTION 1.9 Inspection.

Mortgagors shall permit Mortgagee, by their agents, representatives, accountants and attorneys, to visit and inspect the Mortgaged Property at such reasonable times as may be requested by the Mortgagee.

SECTION 1.10 Mortgagors To Maintain the Mortgaged Property.

Mortgagors shall not commit any waste on the Mortgaged Property or make any change in the use of the Mortgaged Property. Mortgagors represents and warrants that (i) the Mortgaged Property is served by all utilities required or necessary for the current use thereof, (ii) all streets necessary to serve the Mortgaged Property are completed and serviceable and have been dedicated and accepted as such by the appropriate Governmental Authorities and (iii) Mortgagors have access to the Mortgaged Property from public roads sufficient to allow Mortgagors and its tenants and invitees to conduct its and their businesses at the Mortgaged Property in accordance with sound commercial and industrial practices. Mortgagors shall, at all times, maintain the Mortgaged Property in good operating order, condition and repair and shall make all repairs necessary, structural or nonstructural, for the operation of Mortgagors' business. Mortgagors shall (a) not alter the occupancy or use of all or any part of the Mortgaged Property, without the prior written consent of Mortgagee, and (b) do all other acts which from the character or use of the Mortgaged Property may be reasonably necessary or appropriate to maintain and preserve its value.

SECTION 1.11 Mortgagors' Obligations with Respect to Leases.

1.11.1 Mortgagors shall manage and operate the Mortgaged Property or cause the Mortgaged Property to be managed and operated in a reasonably prudent manner and will not, without the written consent of Mortgagee, enter into any Lease (or any amendment or modification thereof) with any Person, which would be reasonably likely to have an adverse effect on the value of the property subject thereto.

1.11.2    Mortgagors shall not in respect of any material Leases:

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                                      -13-



          (i) receive or collect, or permit receipt or collection of, any rental or other payments under any Lease more than one (1) month in advance of the respective period in respect of which they are to accrue, except that (a) in connection with the execution and delivery of any Lease or of any amendment to any Lease, rental payments thereunder may be collected and received in advance in an amount not in excess of one
                    (1) month's rent and (b) Mortgagors may receive and collect escalation and other charges in accordance with the terms of each Lease;

          (ii) assign or transfer (other than to Mortgagee hereunder or as otherwise permitted under Section 1.12 of this Mortgage) any rental or other payment under any Lease whether then due or to accrue in the future, the interest of Mortgagors as lessor under any Lease or the rents, issues, revenues, profits or other income of the Mortgaged Property;

          (iii) Mortgagors shall not enter into any lease after the date hereof that in any material way would (i) affect the rights of mortgagee or (ii) subordinate the rights of mortgagee under this mortgage every lien, (iii) otherwise restrict or amend any tenant's obligation to pay rent or restrict the same by any deduction, sett-off;

          (iii) enter into any Lease after the date hereof that does not contain terms substantially to the effect as follows:

                    (a) such Lease and the rights of the tenant thereunder shall be subject and subordinate to the rights of Mortgagee under and the Lien of this Mortgage, including, without limitation, the right of Mortgagee to terminate the Lease in an Event of Default;

                    (b) such Lease has been assigned as collateral security by any Mortgagor as landlord thereunder to Mortgagee under this Mortgage;

                    (c) in the case of any foreclosure hereunder, the rights and remedies of the tenant in respect of any obligations of any successor landlord thereunder shall be limited to the equity interest of such successor landlord in the Mortgaged Property and any successor landlord shall not (1) be liable for any act, omission or default of any prior landlord under the Lease or (2) be required to make or complete any tenant improvements or capital improvements or repair, restore, rebuild or replace the demised Mortgaged Property or any part thereof in the event of damage, casualty or condemnation or (3) be required to pay any amounts to tenant arising under the Lease prior to such successor landlord taking possession;

                    (d) the tenant's obligation to pay rent and any additional rent shall not be subject to any abatement, deduction, counter-claim or setoff against any mortgagee or purchaser upon the foreclosure of any of the Mortgaged Property or the giving or granting of a deed in lieu thereof by reason of a landlord default occurring prior to such foreclosure and such mortgagee or purchaser will not be bound by any advance payments of rent in excess of one month or any security deposits unless such security was actually received; and

                    (e) the tenant agrees to be bound by the Lease at the option of Mortgagee or any purchaser of the Mortgaged Property upon a foreclosure of the Mortgaged Property or the giving or granting of a deed in lieu thereof; or

          (iv) terminate or permit the termination of any Lease of space, accept surrender of all or any portion of the space demised under any Lease prior to end of the term thereof or accept assignment of any Lease to Mortgagors unless:

                         (a) the tenant under such Lease has not paid the
                    equivalent of two months' rent and Mortgagors has been made reasonable efforts to collect such rent; or

                         (b) Mortgagors shall deliver to Mortgagee an Officers'
                    Certificate to the effect that Mortgagors has entered into a new Lease (or Leases) for the space covered by the terminated or assigned Lease with a term (or terms) which expire(s) no earlier than the date on which the terminated or assigned Lease was to expire (excluding renewal options), and with a tenant (or tenants) having a creditworthiness (as reasonably determined by Mortgagors) sufficient to pay the rent and other charges due under the new Lease (or Leases), and the tenant(s) shall have commenced paying rent, including, without limitation, all operating expenses and other amounts payable under the new Lease (or Leases) without any abatement or concession in an amount at least equal to the amount which would have then been payable under the terminated or assigned Lease.


1.11.3 Mortgagors timely shall, perform and observe all the terms, covenants and conditions required to be performed and observed by Mortgagors under each Lease such that there will be no material impairment of the fair market value of the Premises Mortgaged Property and will not engage in any conduct in respect of any Lease which would materially impair the fair market value of the Mortgaged Property or the Lien of this Mortgage or the security right created hereby. Mortgagors promptly shall notify Mortgagee of the receipt of any notice from any lessee under any material Lease claiming that Mortgagors are in default in the performance or observance of any of the terms, covenants or conditions thereof to be performed or observed by Mortgagors and will cause a copy of each such notice to be delivered promptly to Mortgagee.

1.11.4 Mortgagors shall deliver to Mortgagee, within thirty (30) days after the end of each calendar year ending after the date of this Mortgage, a "Officers's Certificate", dated as of the last day of such year, (i) containing a list of names of all tenants under Leases, and the net square footage leased and the annual rental currently payable by each of them, (ii) stating for which, if any, Leases then in force Mortgagors have issued a notice of default and the nature of such default and (iii) stating that, to the best of such officers' knowledge, each Lease complies with the provisions of this Mortgage. Mortgagors shall deliver to Mortgagee within thirty (30) days after the end of each calendar quarter copies, certified by an officer of Mortgagors, of all Leases not theretofore delivered to Mortgagee.

SECTION 1.12 Transfer Restrictions.

Except as permitted in the Indenture and Section 1.11 of this Mortgage, Mortgagors may not without the prior written consent of Mortgagee further mortgage, encumber, sell, convey or otherwise dispose of, or grant any option with respect to all, or any part of the Mortgaged Property or suffer any of the foregoing to occur by operation of law or otherwise.

No Mortgagor shall create or permit to exist any Lien upon or with respect to any of the Mortgaged Property other than the following Liens:

(i)       Liens in respect of amounts payable by each Mortgagor pursuant to
          Section 1.5 if and to the extent such amounts are not yet due and payable in accordance with the provisions of subsection 1.5.3 or are being contested in accordance with the provisions of subsection 1.5.5;

(ii) Any permitted disposition of Mortgaged Property by Mortgagor in accordance with the provisions of the Indenture;

(iii)     Leases (and amendments and modifications thereof) permitted under
          Section 1.11.1 of this Mortgage.

(iv)      Liens granted under this Mortgage.


Each of the Liens and other transfers permitted by this Section 1.12 shall in all respects be subject and subordinate in priority to the Lien and security right created and evidenced by this Mortgage except (x) any Lien permitted by clause (i) of this Section if and to the extent the law or regulation creating or authorizing such Lien provides that such Lien must be superior to the Lien and security interest created and evidenced by this Mortgage and (y) transfers permitted under clause (ii) of this Section, which shall be made free of the Lien and security right created and evidenced hereby.

SECTION 1.13 Destruction; Condemnation.

1.13.1    Destruction; Insurance Proceeds.

          If there shall occur any damage to, or loss or destruction of the Mortgaged Property or any part of any thereof (each, a "Destruction"), Mortgagors shall promptly send to Mortgagee a notice setting forth the nature and extent of such Destruction; provided, however, that Mortgagor shall not be required to deliver the notice contemplated in this sentence in the event that any Destruction would give rise to insurance proceeds in an amount less to fifty thousand United States Dollars (US$ 50,000.-). The proceeds of any insurance payable in respect of any such Destruction shall constitute Trust Moneys and are hereby assigned and shall be paid to Mortgagee. All such proceeds, less the amount of any expenses incurred in litigating, arbitrating, compromising or settling any claim arising out of such Destruction (the "Net Proceeds"), shall constitute Trust Moneys and be applied in accordance with the provisions of this Mortgage and/or the Indenture. Mortgagee is hereby authorized and directed to pay from Trust Moneys any and all such expenses deemed necessary or reasonable by Mortgagee in connection with the foregoing.

1.13.2    Condemnation; Assignment of Award.

          If there shall occur any taking of the Mortgaged Property or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of the Mortgaged Property or any part thereof, by any governmental authority, civil or military (each, a "Taking"), Mortgagors immediately shall notify Mortgagee upon receiving notice of such Taking or commencement of proceedings therefor. To the extent permitted by applicable laws, Mortgagee may participate in any proceedings or negotiations which might result in any Taking. Mortgagee may be represented by counsel satisfactory to it at the reasonable expense of Mortgagors. Mortgagors shall deliver or cause to be delivered to Mortgagee all instruments reasonably requested by it to permit such participation. Mortgagors shall in good faith and with due diligence file and prosecute what would otherwise be Mortgagors' claim for any such award or payment and cause the same to be collected and paid over to Mortgagee, and hereby irrevocably authorizes and empowers Mortgagee, in the name of each Mortgagor as their true and lawful attorney-in-fact or otherwise, to collect and to receipt for any such award or payment, and, in the event Mortgagors fails so to act or are otherwise in default hereunder, to file and prosecute such claim. Mortgagors shall pay all costs, fees (including reasonable attorney's fees) and expenses incurred by Mortgagee in connection with any Taking and seeking and obtaining any award or payment on account thereof. Any proceeds, award or payment in respect of any Taking shall constitute Trust Moneys and are hereby assigned and shall be paid to Mortgagee. Mortgagors shall take all steps necessary to notify the condemning authority of such assignment. Such award or payment, less the amount of any expenses incurred in litigating, arbitrating, compromising or settling any claim arising out of such Taking ("Net Award"), shall be applied in accordance with the provisions of the Indenture. Mortgagee is hereby authorized and directed to pay from Trust Moneys any and all such expenses deemed necessary or reasonable by Mortgagee in connection with the foregoing.

SECTION 1.14 Alterations.

Mortgagors shall not make any structural addition, modification or change (each, an "Alteration") to the Mortgaged Property except as permitted by Section 4.07 of the Indenture. Mortgagors shall (a) complete each Alteration promptly, in a good and workmanlike manner and, in all material respects, in compliance with all applicable local laws, ordinances and requirements and (b) pay when due all claims for labor performed and materials furnished in connection with such Alteration, unless contested in accordance with the provisions of subsection 1.5.5.

SECTION 1.15 Hazardous Material.

1.15.1    Mortgagors represents and warrants that:

          (i) otherwise than as specifically disclosed in the Offering Memorandum dated November 22, 1996, it has obtained all permits, certificates, authorizations, consents, approvals, licenses, franchises or other municipal, or local government organs:

                    governmental agency or authority, to operate or to use and occupy the Mortgaged Property for their intended use (collectively the "Permits"; each a "Permit") which are currently required with respect to the ownership and operation of their business at the Mortgaged Property under any and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgements or injunctions issued, promulgated, approved or entered thereunder relating to pollution or protection of the environment, including, without limitation, laws relating to handling, use, storage, treatment, disposal, removal, emission, discharge or release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes ("Hazardous Materials") into the environment (including, without limitation, ambient air, surface water, ground water, drinking water supply, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws") as they relate to the Mortgaged Property;

          (ii) it is in compliance with all material terms and conditions of all such Permits or material representations made in such Permit applications as they relate to the Mortgaged Property, and also is in compliance in all material respects with Environmental Laws, including, without limitation, all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws as they relate to the Mortgaged Property;

          (iii) other than as specifically set forth in the Indenture, and that certain Stock Purchase Agreement, Schedule 2-16 there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, governmental investigation, proceeding, notice or demand letter pending or, to its knowledge, threatened against it or any subsidiary under the Environmental Laws relating to the Mortgaged Property or operations of Mortgagors or any predecessor in interest which could be expected to result in a material fine, penalty or other cost or expense to Mortgagors;

          (iv) there are no present or past events, conditions, circumstances, activities, practices, incidents, actions or plans in respect of each Mortgagor or the Mortgaged Property which are expected to interfere with or prevent compliance by Mortgagors or the Mortgaged Property with the Environmental Laws relating to the Mortgaged Property, or which are expected to give rise to any material common law or legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or similar state, local or foreign laws, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing or notice of violation, governmental study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened into the environment of any Hazardous Material.

1.15.2 Mortgagors shall (i) comply in all material respects with any and all applicable present and future Environmental Laws relating to the Mortgaged Property and all operations conducted thereat; (ii) pay the cost of any investigation, removal, response or corrective action (collectively, "Response Action") relating to any Hazardous Materials on, at, under or emanating from the Mortgaged Property required by any applicable present and future Environmental Laws; (iii) not release, discharge or dispose of any Hazardous Materials on, at, under or from the Mortgaged Property in violation of or in any manner that could result in any liability under any applicable present and future Environmental Laws; and (iv) apply any insurance proceeds or other sums received by it in respect of any Response Action relating to any Hazardous Materials to any unpaid costs or expenses of such Response Action, if any, or to reimbursement for such costs previously paid by Mortgagee, if any. In the event any Mortgagor fails to comply with the covenants in the preceding sentence in any material respects, Mortgagee may (upon receipt of an indemnity or other security reasonably satisfactory to Mortgagee), in addition to any other remedies set forth herein, but shall not be obligated to, as trustee for and at Mortgagors' sole cost and expense cause to be taken, any necessary Response Action relating to Hazardous Materials or required by any and all applicable present and future Environmental Laws. Any cost or expenses incurred by Mortgagee for such purpose shall be due immediately upon demand therefor and all sums so expended by any Mortgagor on behalf of Mortgagee and shall bear interest at the Default Rate from and including the date on which such funds were so expended to the day of repayment thereof. Mortgagors shall provide to Mortgagee and its agents and employees access to the Mortgaged Property and specifically grants to Mortgagee a license to investigate, remove or otherwise remediate any Hazardous Material located thereon, or to take any action with respect to any and all applicable present and future Environmental Laws or in connection with any Hazardous Materials which Environmental Laws or Hazardous Materials could be expected to result in the incurrence of any obligation or liability of the holders of the Notes or Mortgagee in respect of any Mortgagor or at, under, on, or emanating from the Mortgaged Property, if in any such case Mortgagors fails to so act and such investigation, removal, remediation or other action is required under any applicable present and future Environmental Laws; provided, however, that nothing contained herein shall obligate Mortgagee to exercise any rights under such licence. Upon written demand by Mortgagee, which shall include a reasonably specific statement of the basis thereof (which shall be specific to the condition of the

          Mortgaged Property) and which shall be made not more frequently than once in any twelve-month period or at any time that Mortgagee is exercising its rights under this Mortgage, Mortgagee shall have the right, but shall not be obligated, at the sole cost and expense of Mortgagor, to conduct an environmental audit or review of the Mortgaged Property, relating to those items specified in writing or relating to the remedy that the Mortgagee is exercising under this Mortgage, by such persons or firms appointed by Mortgagee, and Mortgagors shall cooperate in all respect in the conduct of such environmental audit or review, including, without limitation, by providing reasonable access to the Mortgaged Property and to all records relating thereto. Mortgagors shall indemnify and hold Mortgagee and Marine Midland Bank in its individual capacity harmless from and against all loss, cost, damage or expense (including, without limitation, reasonable attorneys' and consultant fees) that Mortgagee and/or Marine Midland Bank in its individual capacity may sustain by reason of the assertion against Mortgagee by any party and/or Marine Midland Bank in its individual capacity of any claim relating to Hazardous Materials in respect of Mortgagor, or at, under, on or emanating from the Mortgage Property reasonable actions taken with respect thereto as authorized hereunder other than such loss, cost, damage or expense, if any, to the extent it is caused solely by the negligence or willful misconduct of Mortgagee or its agents, contractors and subcontractors in performing any act or exercising its remedies under this Mortgage. It is the express intention of the parties to this Mortgage that nothing contained herein or in any other Document shall result in Mortgagee and/or Marina Midland Bank in its individual capacity being deemed an "owner" or "operator" under applicable present and future Environmental Laws.

SECTION 1.16 Asbestos.

Mortgagors shall not install nor permit to be installed in the Mortgaged Property asbestos or any asbestos-containing material (collectively, "ACM") except in compliance with any and all applicable present and future Environmental Laws respecting ACM. With respect to any ACM currently present in the Mortgaged Property, Mortgagors shall comply with any and all applicable present and future Environmental Laws, all at Mortgagors' sole cost and expense. If Mortgagor shall fail so to comply with such laws or regulations in any material respect, Mortgagee may, but shall not be obligated to, in addition to any other remedies set forth herein, take, whatever steps it deems reasonably necessary or appropriate to comply with any and all applicable present and future Environmental Laws. Any costs or expenses incurred by Mortgagee for such purpose shall be immediately due and payable by Mortgagors and shall bear interest at the Default Rate from and including the date on which such funds were so expended to the date of repayment thereof. Mortgagors shall provide to Mortgagee and its agents and employees access to the Mortgaged Property and hereby specifically grants to

Mortgagee a license to remove or encapsulate such ACM if Mortgagors fail to do so and removal or encapsulation is required under any applicable present and future Environmental Law; provided, however, that nothing contained herein shall obligate Mortgagee to exercise any rights under such license. Mortgagors shall indemnify and hold Mortgagee and Marine Midland Bank in its individual capacity harmless from and against all loss, cost, damage and expense (including, without limitation, reasonable attorneys' and consultants' fees) that Mortgagee and Marine Midland Bank in its individual capacity may sustain as a result of the presence of any ACM in, at, under or emanating from the Mortgaged Property and any removal or encapsulation thereof or compliance with any and all applicable present and future Environmental Laws.

SECTION 1.17 Books and Records & Reports.

Mortgagors shall keep proper books of record and account, which shall accurately represent the financial condition of Mortgagors and the business and affairs of Mortgagors relating to the Mortgaged Property. Mortgagee and its authorized representatives shall have the right upon reasonable notice, and at reasonable times, from time to time, to examine the books and records of Mortgagors relating to the operation of the Mortgaged Property.

SECTION 1.18 No Claims Against Mortgagee.

Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagors any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien of this Mortgage.

SECTION 1.19 Utility Services.

Mortgagors shall pay, or cause to be paid, when due all charges for all public or private utility services, all public or private communication services, all public or private rail- and highway services, all sprinkler systems, and all protective services, any other services of whatever kind or nature at any time rendered to or in connection with the Premises or any part thereof, shall comply with all contracts relating to any such services, and shall do all other things required for the maintenance and continuance of all such services to the extent required to fulfill the obligations set forth in Section 1.9.

                                   ARTICLE II

                              ASSIGNMENT OF RENTS;


SECTION 2.1   Assignment of Leases, Rents, Issues and Profits.

2.1.1. Mortgagors absolutely, presently and irrevocably assign, transfer and set over to Mortgagee and grant to Mortgagee, subject to the terms and conditions hereof, all Mortgagors' estate, rights, title, interest, claim and demand as landlord to collect rent and other sums due under all existing Leases and any other Leases, including, without limitation, all extensions of the terms of the Leases (such assigned rights, "Mortgagors' Interest"), as follows:

          (i) the immediate and continuing right to receive and collect Rents payable by all tenants or other parties pursuant to the leases;

          (ii) all claims, rights, powers, privileges and remedies if any, of Mortgagors, whether provided for any Lease or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of any tenant to perform or comply with any term of any Lease;

          (iii) all rights to take all actions upon the happening of a default under any Lease as shall be permitted by such Lease or by law, including, without limitation, the commencement, conduct and consummation of proceedings at law;

          (iv) the full power and authority, in the name of Mortgagors or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to do any and all other acts and things whatsoever which Mortgagors or any landlord are or may be entitled to do under the Leases.

2.1.2. Any Rents receivable by Mortgagee hereunder, after payment of all proper costs and charges, shall be applied to all amounts due and owing under and as provided in this Mortgage and/or the Indenture. Mortgagee shall be accountable to Mortgagors only for Rents actually received by Mortgagee pursuant to this assignment. The collection of such Rents and the application thereof shall not cure or waive any Event of Default or waive, modify or affect notice of Event of Default or invalidate any act done pursuant to such notice.

2.1.3. So long no Event of Default shall have occurred and be continuing, Mortgagors shall have a license to collect and apply the Rents and to enforce the obligations of tenants under the Leases. Immediately upon the occurrence of any Event of Default, the license granted in the immediately preceding sentence shall cease and terminate, with or without any notice, action or proceeding. Upon such Event of Default and during the continuance thereof, Mortgagee may, to the fullest extent permitted by the Leases (i) exercise any of Mortgagors' rights under the Leases, (ii) enforce the Leases, (iii) demand, collect, sue for, attach, levy,
          recover, receive, compromise, adjust, make, execute and deliver receipts and releases for all Rents or other payments that may then be or may thereafter become due, owing or payable with respect to the Leases and (iv) generally do, execute and perform any other act, deed, matter or thing whatsoever that ought to be done, executed and performed in and about or with respect to the Leases, as fully as allowed or authorized by Mortgagors' Interest. At such time as any Event of Default which shall have caused Mortgagors' rights described in the first sentence of this subsection 2.1.3. to cease shall have been cured, Mortgagors shall thereafter be entitled to exercise the rights described in the first sentence of this subsection 2.1.3 until such time as any other Event of Default shall have occurred and be continuing.

2.1.4. Mortgagors hereby irrevocably notifies, authorizes and directs the tenant under each Lease to pay directly to, or as directed by, Mortgagee all Rents accruing or due under its Lease upon receipt of a notice from Mortgagee to the effect that an Event of Default exists hereunder and requesting such payment. Mortgagors hereby authorizes the tenant under each Lease to rely upon and comply with any notice or demand from Mortgagee for payment of Rents to Mortgagee and Mortgagors shall have no claim against any tenant for Rents paid by such tenant to Mortgagee pursuant to such notice or demand.

2.1.5 Mortgagors at their sole cost and expense shall enforce the Leases in accordance with their terms. Neither this Mortgage nor any action or inaction on the part of Mortgagee shall release any tenant under any Lease, any guarantor of any Lease or Mortgagors from any of their respective obligations under the Leases or constitute an assumption of any such obligation on the part of Mortgagee. No action or failure to act on the part of Mortgagors shall adversely affect or limit the rights of Mortgagee under this Mortgage or, through this Mortgage, under the Leases.

2.1.6 All rights, powers and privileges of Mortgagee herein set forth are deemed irrevocable, subject to the terms and conditions hereof, and Mortgagors shall not take any action under the Leases or otherwise which is inconsistent with this Mortgage or any of the terms hereof and any such action inconsistent herewith or therewith shall be void. Mortgagors shall, from time to time, upon request of Mortgagee, execute all instruments and further assurances and all supplemental instruments and take all such action as Mortgagee from time to time may reasonably request in order to secure, preserve and protect the interests intended to be assigned to Mortgagee hereby.

2.1.7 Mortgagors shall not, unilaterally or by agreement, subordinate, amend, modify, extend, discharge, terminate, surrender, waive or otherwise change any term of any of the Leases in any manner which would violate this Mortgage. If the Leases shall be amended as permitted hereby, they shall continue to be subject to the provisions hereof without the necessity of any further act by any of the parties hereto.

2.1.8 Nothing contained herein shall operate or be construed to (i) obligate Mortgagee to perform any of the terms, covenants or conditions contained in the Leases or Otherwise to impose any obligation upon Mortgagee with respect to the Leases (including, without limitation, any obligation arising out of any covenant of quiet enjoyment contained in the Leases in the event that any tenant under a Lease shall have been joined as a party defendant in any action by which the estate of such tenant shall be terminated) or (ii) place upon Mortgagee any responsibility for the operation, control, care, management or repair of the Premises.

                                   ARTICLE III

                         EVENTS OF DEFAULT AND REMEDIES

SECTION 3.1. Events of Default.

          The following are "Events of Default" as mentioned in the Indenture:

          "(i) failure by the Issuers to pay interest or any Additional Amounts or Reimbursement Payments related thereto on any of the Securities when it becomes due and payable and the continuance of any such failure for 30 days; or

          (ii) failure by the Issuers to pay the principal or premium, if any, on any of the Securities, or any Additional Amounts or Reimbursement Payments related thereto, or any Liquidated Damages when it becomes due and payable, whether at stated maturity, upon redemption, upon acceleration or otherwise; or

          (iii) either Issuer shall fail to comply with any of its agreements or covenants in Section 5.01 or Section 4.15; or

          (iv) failure by either of the Issuers to comply with any other covenant in this Indenture or the Security Documents and continuance of such failure for 30 days after notice of such failure has been given to the Issuers by the Trustee or to the Issuers and the Trustee by the holders of at least 25% of the aggregate principal amount of the Securities then outstanding; or

          (v) failure by either of the Issuers or any of their Subsidiaries to make any payment when due or during any applicable grace period in respect of any Indebtedness of the Issuers or any of such Subsidiaries that has an aggregate outstanding principal amount of TWO MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS (US$ 2,500,000.-) or more; or

          (vi) a default under any Indebtedness of either of the Issuers or any Subsidiary, whether such Indebtedness now exists or hereafter shall be created, if (A) such default results in the holder or holders of such Indebtedness causing the Indebtedness to become due prior to its stated maturity and
                    (B) the outstanding principal amount of any other such Indebtedness, the maturity of which has been so accelerated, aggregate (US$ 2,500,000.-) or more at any one time; or

          (vii) one or more final judgments or orders that exceed US$ 2,500,000.- in the aggregate for the payment of money have been entered by a court or courts of competent jurisdiction against either of the Issuers or any Subsidiary of the Issuers and such judgment or judgements have not been satisfied, stayed, annulled or rescinded within 60 days of being entered; or

          (viii) any of the Security Documents ceases to be in full force and effect or any of the Security Documents ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby; or

          (ix)      the occurrence of a Change of Control; or

          (x) on or prior to the Fifth Anniversary, (A) the sale, transfer or other disposition by the Issuers and their Restricted Subsidiaries of all or substantially all of the Collateral located at or used in connection with the St. Eustatius Facility or Point Tupper Facility, (B) all or substantially all of the Collateral located at the St. Eustatius Facility or Point Tupper Facility is destroyed or is subject to a Taking or (C) the Issuers and their Restricted Subsi-diaries consummate Asset Sales with a fair market value in excess of US$ 100,000,000.- in the aggregate, provided that such Event of Default may be cured by the Issuers making an Offer to Purchase the maximum principal amount of the Securities that may be purchased out of the net proceeds received from the events specified in clauses (A)-(C) above;


                    provided further that such Offer to Purchase shall be made within 60 days of the event specified above at a price of 105% (100% with respect to clause (B) above) of the principal amount of the Securities, plus accrued and unpaid interest, if any, thereon, and otherwise in accordance with the procedures set forth in Section 4.15(d); or

          (xi) an Issuer or any Subsidiary Guarantor (a) admits in writing its inability to pay its debts generally as they become due,
                    (b) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (c) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (d) consents to the appointment of a Custodian (as defined below) of it or for substantially all of its property, (e) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (f) makes a general assignment for the benefit of its creditors or (g) takes any partnership or corporate action, as the case may be, to authorize or effect any of the foregoing; or

          (xii) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of an Issuer or any Subsidiary Guarantor in an involuntary case or proceeding under any Bankruptcy Law, which shall (a) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of an Issuer or any Subsidiary Guarantor, (b) appoint a Custodian of an Issuer or a Subsidiary Guarantor of for substantially all of any of their property or (c) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days, or

          (xiii) a court of competent jurisdiction in the Netherlands Antilles grants to an Issuer or any subsidiary guarantor a suspense of payment ("surseance van betaling") or Issuer or any Subsidiary Guarantor bankrupt ("in staat van faillissement verklaard")" and such other Events of Default as may be included in the Indenture, insofar permitted by present and future applicable law.

SECTION 3.2. Remedies in Case of an Event of Default.

          If an Event of Default (as defined in the Indenture) shall have occurred and be continuing, Mortgagee is hereby irrevocably authorized and empowered by the Mortgagors (but is not obligated hereunder to), in addition to any other action permitted by law (and not limited in any manner by the remedies contained in the Notes and the Indenture or any other Secured Instrument), to take one or more of the following actions subject to the limitations and restrictions of the Indenture and/or the applicable Intercreditor Agreements;

3.2.1 by written notice to Mortgagors, declare the entire principal amount of the Secured Obligations to be due and payable immediately;

3.2.2 personally, or by it agents or attorneys, (i) enter into and upon all or any part of the Mortgagors Property and exclude Mortgagors, their agents and servants wholly therefrom, (ii) use, operate, manage and control the Premises, and conduct the business thereof, (iii) maintain and restore the Mortgaged Property, (iv) make all reasonably necessary or proper repairs, renewals and replacements and such useful Alterations thereto and thereon as Mortgagee may deem advisable, (v) manage, lease and operate the Mortgaged Property and carry on the business thereof and exercise all rights and powers of Mortgagors with respect thereto either in the name of Mortgagors or otherwise, or (vi) collect and receive all earnings, revenues, rents, issues, profits and income of the Mortgaged Property and any or every part thereof;

3.2.3 irrevocably authorized to sell the Mortgaged Property, in whole or in part, at a public auction, in accordance with local custom all in accordance with applicable law, so as to recover the costs, interest, principal and other amounts due under the Indenture, the Notes and this Mortgage and the other Secured Documents, which authorization includes the determination of the conditions of such auction, receipt and discharge for the purchase price, the transfer of the Mortgaged Property and the authorization and performance, whichever appears to be necessary for the legally effective implementation of such public auction;

3.2.4 take such steps to protect and enforce its rights whether by action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement in the Indenture, the Notes and any other documents evidencing or securing the Secured Obligations or in aid of the execution of any power granted in this Mortgage, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as Mortgagee shall elect.

SECTION 3.3 Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale.

3.3.1 In case of any sale under this Mortgage by virtue of the exercise of the power herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Mortgaged Property may be sold as an entirety or in separate parcels in such manner or order as Mortgagee in its sole discretion may elect. One or more exercises of powers herein granted shall not extinguish or exhaust such powers, until the entire Mortgaged Property is sold or all amounts secured hereby are paid in full.

3.3.2 In the event of any sale made under or by virtue of this Article III, the entire principal of and interest in respect of the Secured Obligations, if not previously due and payable, shall, at the option of Mortgagee, immediately become due and payable, anything in this Mortgage to the contrary notwithstanding.

3.3.3 The proceeds of any sale made under or by virtue of this Article III, together with any other sums which then may be held by Mortgagee under this Mortgage, whether under the provisions of this Article III or otherwise, shall, except as otherwise required by law, be applied in accordance with the provisions of the Indenture and/or the applicable Intercreditor Agreements. To the extent the proceeds of any sale made under or by virtue of this Article III shall not be sufficient to satisfy the Secured Obligations, Mortgagee shall be entitled to claim to the fullest extent permitted by applicable law such part of the Secured Obligations which has not been satisfied.

3.3.4 Mortgagee may bid for and acquire the Mortgaged Property or any part thereof at any sale made under or by virtue of this Article III and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts outstanding to Mortgagee whether or not then due and owing in respect of the Secured Obligations, after, to the extent permitted by applicable law, deducting from the sales price the expense of the sale and the reasonable costs of the action or proceedings and any other sums that Mortgagee is authorized to deduct under this Mortgage.

3.3.5 To the extent permitted by applicable law, Mortgagee may adjourn from time to time any sale by it to be made under or by virtue of this Mortgage by announcement at the time and place appointed for such sale or for such adjourned sale or sales and Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

SECTION 3.4 Additional remedies in case of an Event of Default.

3.4.1 Mortgagee shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions of this Mortgage, and the right of Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions of this Mortgage, or the foreclosure of, or absolute conveyance pursuant to this Mortgage. In case of proceedings against any Mortgagor in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, Mortgagee shall be entitled to prove the whole amount of principal and interest and other payments, charges and costs due in respect of the Secured Obligations to the full amount thereof without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property; provided, however, that in no case shall Mortgagee receive a greater amount than the aggregate of such principal, interest and such other payments, charges and costs (with interest at a Default Rate) from the proceeds of the sale of the Mortgaged Property and the distribution from the estate of Mortgagor.

3.4.2 Any recovery of any judgment by Mortgagee and any levy of any execution under any judgment upon the Mortgaged Property shall not affect in any manner or to any extent the Lien and security right created and evidenced hereby upon the Mortgaged Property or any part thereof, or any conveyances, powers, rights and remedies of Mortgagee hereunder, but such conveyances, powers, rights and remedies shall continue unimpaired as before.

3.4.3 Any moneys collected by Mortgagee under this Section 3.4 shall be applied in accordance with the provisions of Sub-Section 3.3.3.

SECTION 3.5 Legal Proceedings After an Event of Default.

3.5.1 After the occurrence of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgement for the Secured Obligations or any part thereof, or of any proceedings to foreclose this Mortgage or of any other proceedings in aid of the enforcement of this Mortgage, Mortgagors shall enter its voluntary appearance in such action, suit or proceeding.

3.5.2 Upon the occurrence of an Event of Default, Mortgagee shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the Secured Obligations or any part thereof to be due and payable, to the appointment of a receiver or other custodian who shall be responsible to oversee on behalf of the Mortgagee the enforcement of Mortgagee's rights as a secured party hereunder in accordance with the provisions of the Mortgage and applicable law and without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Secured Obligations or the solvency or insolvency of any person or entity then legally or liable for the Secured Obligations or any portion thereof. Mortgagors hereby consents to the appointment of such receiver.

3.5.3 Mortgagors shall not (i) at any time insist upon or plead or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance of this Mortgage, (ii) claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgement or order of any court of competent jurisdiction of
          (iii) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof. To the extent permitted by applicable law, Mortgagors hereby expressly (i) waive all benefit or advantage of any such law or laws, including, without limitation, any statute of limitations applicable to this Mortgage, and all rights to trial by jury in any or proceeding relating to the enforcement of this Mortgage
          (ii) waive any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in connection with this Mortgage in any juris-diction to which it has consented under the Indenture, any Indenture Document and/or the applicable Intercreditor Agreement and further waives and agrees not to plead that any such action, suit or proceeding brought in any such jurisdiction has been brought in an inconvenient forum and (iv) covenants not to delay or impede the execution of any power granted or delegated to Mortgagee by this Mortgage, but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted.

SECTION 3.6 Remedies Not Exclusive.

No remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative, insofar as permittable under applicable law, and shall in addition to every other remedy given under this Mortgage or now or hereafter existing at law. Any delay or omission of Mortgagee to exercise any right or power accruing upon the occurence of an Event of Default shall not impair any such right or power and shall not be construed to be a waiver of or acquiescence in any such Event of Default. Every power and remedy given by this Mortgage may be exercised from the time to time concurrently or independently, when and as often as may be deemed expedient by Mortgagee in such order and manner as Mortgagee, in its sole discretion may elect. If Mortgagee accepts any moneys required to be paid by Mortgagors under this Mortgage after the same become due, such acceptance shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums secured by this Mortgage or to declare an Event of Default with regard to subsequent default to subsequent defaults. If Mortgagee accepts any moneys required to be paid by Mortgagors under this Mortgage in an amount less than the sum then due, such acceptance shall be deemed an acceptance on account and on the condition that it shall not constitute a waiver of the obligation of Mortgagors to pay the entire sum then due, and Mortgagors' failure to pay the entire sum then due shall be and continue to be a default hereunder notwithstanding acceptance of such amount on account.


                                   ARTICLE IV

                               CERTAIN DEFINITIONS

The following terms shall have the following respective meanings:

          "Additional Undertaking" means (a) cash or Cash Equivalents or (b) a Surety Bond, Guaranty of Letter of Credit which is (i) provided by a Person, (ii) whose long-term unsecured debt is rated at least AA (or equivalent) and (iii) is otherwise satisfactory to Mortgagee. Additional Undertakings shall be addressed directly to Mortgagee and shall name Mortgagee as the beneficiary thereof and the party entitled to make claims thereunder.

          "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed;

          "Cost of Construction" means the sum, so far as it relates to the reconstructing, renewing, restoring or replacing of the Mortgaged Property of (i) obligations incurred or assumed by Mortgagors or Undertaken by tenants pursuant to the terms of the Leases for labor, materials and other expenses and to contractors, builders and materialmen; (ii) the costs of contract bonds and of insurance of all kinds that may reasonably be deemed by Mortgagors to be necessary during the course of construction; (iii) the expenses incurred or assumed by Mortgagors (or tenant under the Lease performing such Restoration) for test borings, surveys, estimates, permits, any Plans and Specifications and preliminary investigations therefor, and for supervising construction, as well as for the performance of all other duties required by or reasonably necessary for proper construction;
          (iv) ad valorem property taxes levied upon the Premises during performance of any Restoration; (v) any costs or other charges in connection with obtaining counsel opinions that may be required or necessary in connection with a Restoration; and (vi) any costs or other charges in connection with obtaining services (including legal counsel) that may reasonably be deemed by Mortgagors to be necessary in connection with the construction.

          "Financial Instruments" means (i) securities issued or directly and fully guaranteed or insured by the United States or the Canadian Government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition and rated at least "A" or the equivalent by either Moody's Investors Service, Inc. or Standard & Poor's rating agencies, (ii) certificates of deposit and Eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of US$ 250 million and a Keefe Bank Watch Rating of B or better, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's ratings agencies and in each case maturing within 12 months after the date of acquisition, (v) securities with maturities of 12 months or less from the date of acquisition backed by standby or direct pay letters of credit issued by any bank satisfying the requirement of clause (ii) above, and (vi) any money-market fund sponsored by any registered broker dealer or mutual fund distributor that invests solely in instruments of the type set forth above.

          "Guaranty" means the unconditional guarantee of payment of any corporation or partnership organized and existing under the laws of the United States of America or any State or the District of Columbia or Canada or province thereof that has a long-term unsecured debt rating (as determined by each Rating Agency) at the time such guarantee is delivered equal to or higher than the then current rating of the Notes, given to Mortgagee, accompanied by an opinion of counsel to such guarantor to the effect that such guarantee has been duly authorized, executed and delivered by such guarantor and constitutes the legal, valid and binding obligation of such guarantor enforceable against such guarantor by Mortgagee in accordance with its terms subject to customary exceptions at the time for opinions for such instruments, together with an Opinion of Counsel to the effect that, taking into account the purpose under this Mortgage for which such guarantee will be given, such guarantee and accompanying opinion are responsive to the requirements of this Mortgage.

          "Letter of Credit" means a clean, irrevocable, unconditional letter of credit in favor of Mortgagee and entitling Mortgagee to draw thereon in the City of New York issued by a bank with a letter of credit evaluation determined by each Rating Agency, at the time such letter of credit is delivered, in one of the three highest generic rating categories of such Rating Agency.

          "Rating Agency" means Standard & Poor's Ratings Services or any successor thereto if such Person shall then be rating corporate obligations, and Moody's Investor's Service, Inc. or any successor thereto, if such Person shall then be rating corporate obligations, or, if neither such Person shall be rating corporate obligations any other organization of generally recognized standing, selected by Mortgagee.

          "rated or rating" in connection with long-term unsecured debt, means that the Person in question has, or has been determined to be qualified for, the rating in question by the Rating Agency.


SECTION 4.1 Indemnification: Reimbursement.

Each and every obligation of Mortgagors to indemnify and hold harmless the Mortgagee, as trustee under the Indenture, containing in Section 7.07 of the Indenture is incorporated herein mutatis mutandis as an obligation of Mortgagors hereunder to indemnify Mortgagee and/or Marine Midland Bank in its individual capacity and the officers, directors, employees, agents and affiliates of Mortgagee (each, an "Indemnified Party"). In addition to the foregoing, Mortgagors shall reimburse Mortgagee and/or Midland Bank in its individual capacity, upon demand, for all costs and expenses reasonably incurred by Mortgagee and/or Marine Midland Bank in its individual capacity in connection with the administration and enforcement of this Mortgage. If any action or proceeding, including, without limitation, bankruptcy or insolvency proceedings, is commenced to which action or proceeding Mortgagee is made a party or in which it becomes necessary to defend or uphold the Lien or validity of this Mortgage, Mortgagors shall, upon demand, reimburse Mortgagee for all expenses (including, without limitation, reasonable attorneys' and agents' fees and disbursements) incurred by Mortgagee in such action or proceeding. In any action or proceeding to foreclose this Mortgage or to recover or collect the Secured Obligations, the provisions of law relating to the recovery of costs, disbursements and allowances shall prevail unaffected by this covenant. Mortgagor's obligations under this Section 4.8 shall survive the satisfaction of this Mortgage and the discharge of Mortgagors' other obligations hereunder.

SECTION 4.2 Choice of law and consent to jurisdiction.

The terms and provisions of this Mortgage and the enforcement hereof is governed by and construed in accordance with the laws of the Netherlands Antilles, and any issues of interpretational liability arising hereunder shall be brought before the competent court of the Netherlands Antilles.

SECTION 4.3 Changes in Writing.

This Mortgage may not be modified, amended, discharged or waived in whole or in part except by an instrument in writing executed in accordance with the Indenture and signed by (i) Mortgagors, to the extent any modification, amendment, discharge or waiver is sought to be enforced against Mortgagors, and
(ii) Mortgagee, in accordance with the provisions of the Indenture to the extent any modification, amendment, discharge or waiver is sought to be enforced against Mortgagee.

SECTION 4.4 No Merger.

The rights and Lien created by this Mortgage shall not, under any circumstances, be held to have merged into any other Lien or interest now owned or hereinafter acquired by Mortgagee unless Mortgagee shall have consented to such merger in writing.


SECTION 4.5 Concerning Mortgagee.

4.5.1 Mortgagee shall be entitled to rely upon any written notice, statement, certificate, order or other document reasonable believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and with respect to all matters pertaining to this Mortgage and its duties hereunder, upon advice of counsel selected by it.

4.5.2 Mortgagors irrevocably recognize as the mortgagee under this instrument any party who has duly succeeded to the interest of Mortgagee under the Indenture.

4.5.3 Mortgagee may resign from the performance of all its functions and duties hereunder at any time by giving ten (10) days prior written notice to Mortgagors. Such resignation shall take effect upon the appointment of and the assignement of the Secured Obligations to a successor Mortgagee pursuant to the provisions of the Indenture. The Mortgagors shall be obligated to acknowledge the same and agree with the recording thereof in the appropriate Public Register.

4.5.4 Mortgagee has been appointed as trustee pursuant to the Indenture. The actions of Mortgagee hereunder are subject to the provisions of the Indenture. Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking and action (including, without limitation, the release or substitution of Mortgaged Property), in accordance with this Mortgage and the Indenture, and applicable Netherlands Antilles law.

SECTION 4.6 Mortgagee's Right To Sever Indebtedness.

4.6.1 Mortgagors acknowledge that (a) the Mortgaged Property does not constitute the sole source of security for the payment and performance of the Secured Obligations and that the Secured Obligations are also secured by property of Mortgagors and their affiliates in other jurisdictions (all such property, collectively, the "Collateral"), (b) the number of such jurisdictions and the nature of the transaction of which this instrument is a part are such that it would have been impracticable for the parties to allocate to each item of Collateral a specific loan amount and to execute in respect of such item a separate indenture and (c) Mortgagors intend that Mortgagee has the same rights with respect to the Mortgaged Property, in foreclosure or otherwise, that Mortgagee would have if each item of Collateral had been mortgaged or pledged pursuant to a separate indenture and mortgage or security document. In furtherance of such intent, Mortgagors agree that Mortgagee may at any time by notice (an "Allocation Notice") to Mortgagors allocate a portion (the "Allocated Indebtedness") of the

          Secured Obligations to the Mortgaged Property and sever from the remaining Secured Obligations the Allocated Indebtedness. From and after the giving of an Allocation Notice with respect to the Mortgaged Property, the Secured Obligations hereunder shall be limited to the extent set forth in the Allocation Notice and (as so limited) shall, for all purposes, be construed as a separate loan obligation of Mortgagors unrelated to the other transactions contemplated by the Indenture or any document related to either thereof. To the extent that the proceeds on any foreclosure of the Mortgaged Property shall exceed the Allocated Indebtedness, such proceeds shall belong to Mortgagors and shall not be available hereunder to satisfy any Secured Obligations of Mortgagors other than the Allocated Indebtedness. In any action or proceeding to foreclose of the Lien, this Mortgage or in connection with any power of sale foreclosure exercised under this Mortgage commenced after the giving by Mortgagee of an Allocation Notice, the Allocation Notice shall be conclusive proof of the limits of the Secured Obligations hereby secured, and Mortgagors may introduce, by way of defense or counterclaim, evidence thereof in any such action or proceeding.

4.6.2 Mortgagors hereby waive, to the greatest extent permitted under law, the right to a discharge of any of the Secured Obligations under any statute or rule of law now or hereinafter in effect which provides that foreclosure of this Mortgage exercised under this Mortgage constitutes the exclusive means for satisfaction of the Secured Obligations or which makes unavailable a deficiency judgement because Mortgagee elected to proceed with a power of sale foreclosure or because of any failure by Mortgagee to comply with laws that prescribe conditions to the entitlement to a deficiency judgement. In the event that, notwithstanding the foregoing waiver, any court shall for any reason hold that Mortgagee is not entitled to a deficiency judgement, Mortgagors shall not (a) introduce in any other jurisdiction such judgement as a defense to enforcement against Mortgagors of any remedy in the Indenture, any Security Document or any document related thereto or (b) seek to have such judgement recognized or entered in any other jurisdiction, and any such judgement shall in all events be limited in application only to the state or jurisdiction where rendered.

4.6.3 In the event any instrument in addition to the Allocation Notice is necessary to effectuate the provisions of this Section 4.7, including without limitation, any amendment to this Mortgage, any substitute promissory note or affidavit or certificate of any kind, Mortgagee may execute, deliver or record such instrument as the attorney-in-fact of Mortgagors in the event that Mortgagors fails to deliver such instrument within ten (10) days after delivery to Mortgagors of a request therefor. Such power of attorney is coupled with an interest and is irrevocable.


SECTION 4.7 Waiver of Stay.

4.7.1 Mortgagors agree that in the event that Mortgagors or any property or assets of Mortgagors shall hereafter become the subject of a voluntary or involuntary proceeding under the applicable bankruptcy laws or Mortgagors shall otherwise be a party to any bankruptcy, insolvency, moratorium or similar proceeding then, in any such case, whether or not Mortgagee has commenced foreclosure proceedings under this Mortgage, Mortgagee shall be entitled to relief from any such automatic stay as it relates to the exercise of any of the rights (including, without limitation, any foreclosure proceedings) available to Mortgagee as provided in this Mortgage or in any other document evidencing or secured the Secured Obligations insofar as permitted under applicable law.

4.7.2 Mortgagee shall have the right to petition or move any court having jurisdiction over any proceeding described in subsection 5.12.1 for the purposes provide therein, and Mortgagors agree (i) not to oppose any such petition or motion and, (ii) at Mortgagors' sole cost and expense, to assist and cooperate with Mortgagee, as may be requested by Mortgagee, from time to time in obtaining any relief requested by Mortgagee, including, without limitation, by filing any such petitions, supplemental petitions, requests for relief, documents, instruments or other items from time to time requested by Mortgagee or any such court.

SECTION 4.8 No Credit for Payment of Taxes or Impositions.

Mortgagors shall not be entitled to any credit against the principal, premium, if any, or interest payable on the Notes, and Mortgagors shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof by reason of the payment of any tax or other impositions on the Mortgaged property or any part thereof.

SECTION 4.9 Stamp and Other Taxes.

Subject to the provisions of section 1.5.5. relating to permitted contests, Mortgagors shall pay any and all documentary stamp taxes, with interest and fines and penalties, and any mortgage recording taxes or fees, with interest and fines and penalties, that may hereafter be levied, imposed or assessed under or upon or by reason of this Mortgage or the Secured Obligations or any instruments or transaction affecting or relating to either thereof and in default thereof Mortgagee may advance the same and the amount so advanced shall be payable by Mortgagee to Mortgagors within ten (10) days after demand therefor, together with interest thereon at the Default Rate.

SECTION 4.10 Estoppel Certificates.


Each party hereto shall, from time to time, upon twenty (20) days prior written request by the other party, execute, acknowledge and deliver to such other party a certificate signed by an authorized officer or officers stating that this Mortgage and the other Indenture Documents are unmodified and in full force and effect (or, if there have been modifications, that this Mortgage and such other Indenture Documents, as applicable, are in full force and effect as modified and setting forth such modifications) and stating the date to which payments have been made in respect of the Secured Obligations.

SECTION 4.11 Additional Security.

Without notice to or consent of Mortgagors and without impairment of the Lien and rights created by this Mortgage, Mortgagee may accept (but Mortgagors shall not be obliged to furnish) from Mortgagors or from any other

Person or Persons, additional security for the Secured Obligations. Neither the giving of this Mortgage nor the acceptance of any such additional security shall prevent Mortgagee from resorting, first, to such additional security, and, second, to the security created by this Mortgage without affecting Mortgagee's rights under this Mortgage.

SECTION 4.12 Release.

4.12.1 This Mortgage shall be released from the Mortgaged Property in accordance with the provisions of the Indenture. Mortgagee, on the written request and at the expense of Mortgagors, will execute and deliver such proper instruments of release and satisfaction or assignment, and any such instrument, when duly executed by Mortgagee and duly recorded by Mortgagors in the place where this Mortgage is recorded, shall conclusively evidence the release of this Mortgage.

4.12.2 Without limiting the generalities of the foregoing provision of the first sentence of Section 4.12.1 in the event of voluntary sale of the Mortgaged Property, in whole or in part, the Mortgage, in pursuance of this deed, shall not be cancelled without the consent of the Mortgagee.

SECTION 4.13 Expenses of Collection.

In the event this Mortgage or any other instrument evidencing the Secured Obligations is placed in the hands of counsel for collection of any amount payable hereunder or thereunder or for the enforcement of any of the provisions hereof of thereof, Mortgagors agree to pay any and all reasonable costs associated therewith incurred by Mortgagee, either with or without the institution of an action, suit or other proceeding, in addition to all costs, disbursements and allowances provided by law, all such costs to be paid upon demand, together with interest thereon at the Default Rate from the date of notice or incurring thereof, and the same shall deemed to be secured hereby.

SECTION 4.14 Business Days.


In the event any time period or any date provided in this Mortgage ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day. The appearer sub 2, acting as aforementioned, declared to hereby accept the above Mortgage under the terms and conditions referred to hereinabove. The appearers declared further to elect domicile at the Mortgage Registry at Sint Eustatius, Netherlands Antilles.

SECTION 4.15 Severability.

In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Mortgage, but this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein. The invalidity of any provision of this Mortgage in any one jurisdiction shall not affect or impair in any manner the validity of such provision in any other jurisdiction.

SECTION 4.16 Notices.

Unless otherwise provided herein or in the Indenture, any notice or other communication herein shall be given in the manner and at the address set forth in the Indenture, or as to any party at such other address as shall be designated by such party in a written notice to the other party.

SECTION 4.17 Covenants to run with the Mortgaged Property.

All of the grants, covenants, terms, provisions and conditions in this Mortgage shall run with the Mortgaged Property and shall apply to and bind the successors and assignes of each Mortgagor.

SECTION 4.18 Captions; Gender and Number

The captions and section headings of this Mortgage are for convenience only and are not to be used to define the provisions hereof. All terms contained herein shall be construed, whenever the context of this Mortgage requires, so that the singular includes the plural and so that the masculine includes the feminine.

DESCRIPTION AND TITLE OF THE MORTGAGED PROPERTY:

1. the estates "Little Mountains" and "Tumble Down Dick", situated on the island of Sint Eustatius, the Netherlands Antilles, measuring 1.178.920 m2, described in certificate of admeasurement 1-K of September 17, 1949, with all the structures, appurtenances to land, improvements thereon erected and anything else that by its nature, intended use or by accession belongs thereto, which property was acquired by STATIA TERMINALS N.V. by means of the transcription at the Office of the Registrar of Mortgages in Sint Eustatius on August 29, 1975 in Registrar C, Volume 15, number 16, of a true copy of a deed of sale and purchase, executed on August 15, 1975 before the undersigned;

2. a parcel of land situated at Sint Eustatius, the Netherlands Antilles, measuring 12.180 m2, described in certificate of admeasurement number 15 of 1971, with all the structures, appurtenances to land, improvements thereon erected and anything else that by its nature, intended use or by accession belongs thereto, which property was acquired by STATIA TERMINALS N.V. by means of the transcription at the Office at the Registrar of Mortgages in Sint Eustatius on September 26, 1977 in Registrar C, Volume 16, number 10, of a true copy of a deed of sale and purchase, executed on September 13, 1977 by J.G.M. Speetjens, a civil law notary in Sint Maarten, the Netherlands Antilles;

3. the property right to construct and to legally own constructions and improvements (in Dutch: recht van opstal) on a parcel of land, situated in Sint Eustatius in the District of "Tumble Down Dick", described in certificate of admeasurement 63 of 1994 (which parcel of land is part of the land as described in certificate of admeasurement 1-K of September 17, 1949), measuring 163,100 m2, improvements thereon erected and anything else that by its nature, intended use or by accession belongs thereto, which right was acquired by STATIA LABORATORY SERVICES N.V. by means of the transcription at the Office of the Registrar of Mortgages in Sint Eustatius, on February 15, 1995 in Registrar C, Volume 13 number 343 of a true copy of a deed of creation of a "recht van opstal", executed on February 8, 1995 before the undersigned;

4. a parcel of land situated at Sint Eustatius, the Netherlands Antilles, part of Roots, measuring 30.080 m2, described in certificate of admeasurement number 28 of 1978, with all the structures, appurtenances to land, improvements thereon erected and anything else that by its nature, intended use or by accession belongs thereto, which property was acquired by BICEN DEVELOPMENT CORPORATION N.V. by means of the transcription at the Office at the Registrar of Mortgages in Sint Eustatius on November 24, 1978 in Registrar C, Volume 16, number 49, of a true copy of a deed of sale and purchase, executed on November 10, 1978 by R.J.A. Palm, a civil law notary in Curacao, the Netherlands Antilles;

5. two plots of land situated at Sint Eustatius, the Netherlands Antilles, situated in the district of Concordia on the Northwestern side of the public road leading to English Quarter, measuring 8.100 m2, described in certificate of admeasurement number 1 of 1976 and respectively measuring
     8.064 m2, described in certificate of admeasurement number 2 of 1976, which property was acquired by BICEN DEVELOPMENT CORPORATION N.V. by means of the transcription at the Office at the Registrar of Mortgages in Sint Eustatius on March 28, 1977 in Registrar C, Volume 15, number 119, of a true copy of a deed of sale and purchase, executed on March 18, 1977 by R.J.A. Palm, aforementioned;

6. a parcel of land situated at Sint Eustatius, the Netherlands Antilles, measuring 1.380.750 m2 or approximately 341.178 acre, situated at Schotsenhoek described in certificate of admeasurement number 1 of 1977, with all the structures, appurtenances to land, improvements thereon erected and anything else that by its nature, intended use or by accession belongs thereto, which property was acquired by SARA TRUST COMPANY N.V. by means of the transcription at the Office at the Registrar of Mortgages in Sint Eustatius on September 8, 1980 in Registrar C, Volume 16, number 99, of a true copy of a deed of sale and purchase, executed on August 27, 1980 by J.G.M. Speetjens, aforementioned.

A Property and Contour Plan of the Mortgaged Property will be attached to this document.

The appearers, acting as aforementioned, declared to elect domicile at the Office of the Registrar of Mortgages in Oranjestad, St. Eustatius.

The appearers are known to me.

                               IN WITNESS WHEREOF

this deed was drawn up at Curacao on the day mentioned in the heading hereof. After the contents of the deed were factually stated to the appearers, the appearers unanimously declared to be informed of the contents of the deed and not to desire a complete reading aloud thereof.

Thereupon this deed was after abbreviated reading aloud signed by the appearers and by me.

(was signed)  I.R. Gouverneur; R.Th. Mirk; Smeets.

                                                           ISSUED FOR TRUE COPY!

[SEAL]                                                        [SIGNATURE
                                                               ILLEGIBLE]